Jingwei International Limited Completes Acquisition of Shanghai Haicom Limited

SHENZHEN, China, Nov. 11, 2010 /PRNewswire-Asia/ -- Jingwei International Limited (Nasdaq: JNGW) ("Jingwei" or the "Company"), a leading provider of data-mining, interactive marketing and software services in China, today announced that it completed the acquisition of Shanghai Haicom Limited ("Haicom"), a Shanghai-based Internet and mobile value added service platform provider with business operations covering ten provinces in the People's Republic of China.

Under the deal terms, Jingwei acquired 100% of the equity interest in Haicom in exchange for up to RMB 55 million, or approximately $8.2 million, consisting of RMB 35 million, or approximately $5.2 million in cash, and up to 667,802 shares of stock, depending on the achievement with revenue and earnings targets for the fiscal year ending December 31, 2011.

About Jingwei International Limited:

Jingwei is a leading provider of data mining, interactive marketing and software services in China.  By leveraging its proprietary database of over 400 million consumer profiles, Jingwei helps companies to more effectively reach their target audiences. To capitalize on China's rapid growth in mobile, Internet and e-Commerce applications, Jingwei has focused on enhanced data mining offerings that encompass interactive marketing, bundled mobility solutions and mobile value added services.  The Company's software services include business intelligence ("BI"), billing, operations support ("BSS/OSS") and customer relationship management ("CRM") solutions for Chinese telecom operators and power companies.

About Shanghai Haicom Limited:

Founded in 1992, Shanghai Haicom Limited is an Internet and mobile value added service platform provider based in Shanghai with business operations covering ten provinces in China. Haicom develops 3G system solutions and provides interactive marketing services to financial institutions and major telecom carriers in China.

Business Risks and Forward-Looking Statements

This report includes forward-looking statements. Generally, the words "believes," "anticipates," "may," "will," "should," "expect," "intend," "estimate," "continue," and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, and our ability to successfully integrate Haicom's operations with our own, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

Company Contact:
Jingwei International Limited
Yong Xu or Vanessa Bao
Tel: +86-755-8631-9436
Email: vanessa@jingweicom.com
www.jingweicom.com

Investor Relations Contact:
CCG Investor Relations
Kalle Ahl, CFA
Phone: +1-646-833-3417 (New York)
E-mail: kalle.ahl@ccgir.com
www.ccgir.com

CONTACT: Yong Xu or Vanessa Bao, Jingwei International Limited at +86-755-8631-9436 or vanessa@jingweicom.com; Investor Relations Contact: Kalle Ahl, CFA, CCG Investor Relations at +1-646-833-3417 (New York) or kalle.ahl@ccgir.com